FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-191331-02

January 21, 2014

Supplement to the Free Writing Prospectus dated January 15, 2014

$1,113,635,129
(Approximate Mortgage Pool Balance)

$968,862,000
(Offered Certificates)

GS Mortgage Securities Trust 2014-GC18
As Issuing Entity

GS Mortgage Securities Corporation II
As Depositor

Commercial Mortgage Pass-Through Certificates
Series 2014-GC18

Goldman Sachs Mortgage Company
Citigroup Global Markets Realty Corp.
Starwood Mortgage Funding I LLC
Cantor Commercial Real Estate Lending, L.P.
As Sponsors

IMPORTANT NOTICE REGARDING THE CONDITIONS FOR THIS OFFERING OF ASSET-BACKED SECURITIES

The securities offered by these materials are being offered when, as and if issued. In particular, you are advised that the offered securities, and the asset pool backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the offered securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the offered securities and the underlying transaction having the characteristics described in these materials.  If we determine that a condition is not satisfied in any material respect, we will notify you, and neither the issuer nor any of the underwriters will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including the prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-191331) for the offering to which this communication relates.  Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the depositor or Goldman, Sachs & Co., Citigroup Global Markets Inc., Drexel Hamilton, LLC, any other underwriter, or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526 or by email to prospectus-ny@gs.com.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation being made that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential, are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Goldman, Sachs & Co.	Citigroup

Co-Lead Managers and Joint Bookrunners

Drexel Hamilton
Co-Manager

The Free Writing Prospectus dated January 15, 2014 (the “Free Writing Prospectus”) and the Structural and Collateral Term Sheet dated January 15, 2014 (the “Term Sheet”) are hereby updated as set forth below.  The information in this supplement dated January 21, 2014 (the “Supplement”) supersedes any contradictory information in the Free Writing Prospectus and the Term Sheet.  Defined terms used in this Supplement but not defined herein have the meanings given to them in the Free Writing Prospectus.  In all other respects, except as modified below, the Free Writing Prospectus and Term Sheet remain unmodified.

Collateral Update

The Shops at Canal Place

The following sentence is added to page 32 of the Term Sheet:

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As of November 30, 2013, less than 10,000 SF comparable tenant in-line sales (for tenants that report sales and have been in occupancy for a minimum of 12 months), is approximately $589 per SF with an occupancy cost of approximately 10.3%.

The following table supersedes the table presented on page 32 of the Term Sheet: The following table presents certain information relating to the anchor tenants (of which, certain tenants may have co-tenancy provisions) at The Shops at Canal Place Property:

Tenant Name	Credit Rating (Fitch/MIS/S&P)(1)	Owned Tenant GLA	Total Tenant GLA	% of Total GLA	Mortgage Loan Collateral Interest	Total Rent(2)	Total Rent $ per SF(2)	Owned Anchor Tenant Lease Expiration	Tenant Sales $ per SF/Screen(3)	Occ. Cost	Renewal / Extension Options
Anchors
Saks Fifth Avenue	NR / NR / NR	106,682	108,460	40.0%	Partial	$1,760,218	$16.50	1/31/2019	$651	2.5%	4, 10-year options
Total Anchors		106,682	108,460	40.0%

Jr. Anchors
The Theaters at Canal Place	NR / NR / NR	21,734	21,734	8.0%	Yes	$1,132,331	$52.10	5/26/2030	$674,783	18.1%	1, 10-year option
Anthropologie	NR / NR / NR	13,653	13,653	5.0	Yes	$525,805	$38.51	1/31/2021	$364	10.6%	1, 5-year option
Brooks Brothers	NR / NR / NR	1,064	12,715	4.7	Partial	$70,232	$66.01	8/31/2023	$453	14.2%	2, 5-year options
Total Jr. Anchors		36,451	48,102	17.7%

Occupied In-line(4)(5)		66,162	76,422	28.2%	Partial	$3,105,656	$46.94
Occupied Outparcel/Other(6)		2,780	2,780	1.0%	Yes	$234,829	$84.47
Non-Collateral Tenants		0	30,688	11.3%	No	$0	$0.00
Vacant Spaces		4,863	4,863	1.8%	Yes	$0	$0.00
Total Owned SF		216,938	-	80.0%
Total SF		-	271,315	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(2)	Total Rent and Total Rent per SF are based on collateral SF.
(3)	Tenant Sales are as of 11/30/2013 and are based on the tenants’ total SF.
(4)	Phase I occupied in-line Crossover Tenants SF is not included in the collateral.
(5)
Coach (2,290 SF, $55.00 base rent per SF) provided notice they will vacate their space on their lease expiration date of 1/31/2014. The Total Occupancy and Owned Occupancy without Coach are 97.4% and 96.7%, respectively. We cannot assure you the space will be re-let in a timely manner or at all.

(6)	Includes the 120 SF temporary tenant Blue Frog Chocolates which has a lease expiration of 1/31/2014.

Structural Update

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The Certificate Summary is hereby updated as follows. The Offered Certificates now include the Class X-B certificates. The notional amount of the Class X-B certificates will be equal to the certificate principal amount of the Class B trust component. The non-offered certificates now include the Class X-D certificates.

CERTIFICATE SUMMARY
OFFERED CERTIFICATES
						Pass-	Expected
		Initial Certificate Principal		Approximate	Initial Pass-	Through	Wtd. Avg.	Expected
	Expected Ratings	Amount or Notional		Initial Credit	Through	Rate	Life	Principal
Offered Class	(Moody’s / Fitch / KBRA)(1)	Amount(2)		Support	Rate(3)	Description	(Yrs)(4)	Window(4)
Class A-1	Aaa(sf) / AAAsf / AAA(sf)	$56,812,000		30.000%(5)	[__]%	(6)	2.72	02/14 – 11/18
Class A-2	Aaa(sf) / AAAsf / AAA(sf)	$116,213,000		30.000%(5)	[__]%	(6)	4.87	11/18 – 01/19
Class A-3	Aaa(sf) / AAAsf / AAA(sf)	$216,747,000		30.000%(5)	[__]%	(6)	9.80	10/23 – 12/23
Class A-4	Aaa(sf) / AAAsf / AAA(sf)	$301,979,000		30.000%(5)	[__]%	(6)	9.87	12/23 – 01/24
Class A-AB	Aaa(sf) / AAAsf / AAA(sf)	$87,793,000		30.000%(5)	[__]%	(6)	7.40	01/19 – 10/23
Class X-A	Aaa(sf) / AAAsf / AAA(sf)	$847,754,000	(7)	N/A	[__]%	Variable IO(8)	N/A	N/A
Class X-B	Aa3(sf) / AA-sf / AAA(sf)	$76,563,000	(7)	N/A	[__]%	Variable IO(8)	N/A	N/A
Class A-S(9)	Aaa(sf) / AAAsf / AAA(sf)	$68,210,000	(10)	23.875%	[__]%	(6)	9.94	01/24 – 01/24
Class B(9)	Aa3(sf) / AA-sf / AA(sf)	$76,563,000	(10)	17.000%	[__]%	(6)	9.94	01/24 – 01/24
Class PEZ(9)	A1(sf) / A-sf / A-(sf)	$189,318,000	(10)	13.000%(11)	[__]%	(6)	9.94	01/24 – 01/24
Class C(9)	A3(sf) / A-sf / A-(sf)	$44,545,000	(10)	13.000%(11)	[__]%	(6)	9.94	01/24 – 01/24

NON-OFFERED CERTIFICATES
						Pass-	Expected
		Initial Certificate Principal		Approximate	Initial Pass-	Through	Wtd. Avg.	Expected
Non-Offered	Expected Ratings	Amount or Notional		Initial Credit	Through	Rate	Life	Principal
Class	(Moody’s / Fitch / KBRA)(1)	Amount(2)		Support	Rate(3)	Description	(Yrs)(4)	Window(4)
Class X-C	NR / BBsf / BB+(sf)	$22,273,000	(7)	N/A	[__]%	Variable IO(8)	N/A	N/A
Class X-D	NR / NR / NR	$66,818,128	(7)	N/A	[__]%	Variable IO(8)	N/A	N/A
Class D	NR / BBB-sf / BBB-(sf)	$55,682,000		8.000%	[__]%	(6)	9.94	01/24 – 01/24
Class E	NR / BBsf / BB+(sf)	$22,273,000		6.000%	[__]%	(6)	9.94	01/24 – 01/24
Class F	NR / Bsf / B+(sf)	$12,528,000		4.875%	[__]%	(6)	9.94	01/24 – 01/24
Class G	NR / NR / NR	$54,290,128		0.000%	[__]%	(6)	9.94	01/24 – 01/24
Class R(12)	NR / NR / NR	N/A		N/A	N/A	N/A	N/A	N/A

(1)
It is a condition of issuance that the offered certificates receive the ratings set forth above.  The anticipated ratings shown are those of Moody’s Investors Service, Inc. (“Moody’s”), Fitch Ratings, Inc. (“Fitch”) and Kroll Bond Rating Agency, Inc. (“KBRA”).  Subject to the discussion under “Ratings” in the Free Writing Prospectus, the ratings on the certificates address the likelihood of the timely receipt by holders of all payments of interest to which they are entitled on each distribution date and, except in the case of the interest only certificates, the ultimate receipt by holders of all payments of principal to which they are entitled on or before the applicable rated final distribution date.  Certain nationally recognized statistical rating organizations, as defined in Section 3(a)(62) of the Securities Exchange Act of 1934, as amended, that were not hired by the depositor may use information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, to rate the offered certificates. We cannot assure you as to what ratings a non-hired nationally recognized statistical rating organization would assign. See “Risk Factors—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” in the Free Writing Prospectus.  Moody’s, Fitch and KBRA have informed us that the “sf” designation in the ratings represents an identifier of structured finance product ratings.  For additional information about this identifier, prospective investors can go to the related rating agency’s website. The depositor and the underwriters have not verified, do not adopt and do not accept responsibility for any statements made by the rating agencies on those websites.  Credit ratings referenced throughout this Term Sheet are forward-looking opinions about credit risk and express a rating agency’s opinion about the willingness and ability of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit and are not buy, sell or hold recommendations, a measure of asset value or an indication of the suitability of an investment.

(2)	Approximate, subject to a variance of plus or minus 5%.

(3)	Approximate per annum rate as of the closing date.

(4)
Assuming no prepayments prior to the maturity date for each mortgage loan and based on the modeling assumptions described under “Yield, Prepayment and Maturity Considerations” in the Free Writing Prospectus.

(5)	The credit support percentages set forth for the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates are represented in the aggregate.

(6)
For any distribution date, the pass-through rates on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class C, Class D, Class E, Class F and Class G certificates will each be a per annum rate equal to one of (i) a fixed rate, (ii) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which the related distribution date occurs, (iii) the lesser of a specified pass-through rate and the rate specified in clause (ii), or (iv) the rate specified in clause (ii) less a specified percentage. The Class PEZ certificates will not have a pass-through rate, but will be entitled to receive the sum of the interest distributable on the percentage interests of the Class A-S, Class B and Class C trust components represented by the Class PEZ certificates.  The pass-through rates on the Class A-S, Class B and Class C trust components will at all times be the same as the pass-through rates of the Class A-S, Class B and Class C certificates, respectively.

CERTIFICATE SUMMARY (continued)

(7)
The Class X-A, Class X-B, Class X-C and Class X-D certificates (the “Class X Certificates”) will not have certificate principal amounts and will not be entitled to receive distributions of principal.  Interest will accrue on the Class X-A, Class X-B, Class X-C and Class X-D certificates at their respective pass-through rates based upon their respective notional amounts.  The notional amount of the Class X-A certificates will be equal to the aggregate certificate principal amounts of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates and the Class A-S trust component.  The notional amount of the Class X-B certificates will be equal to the certificate principal amount of the Class B trust component. The notional amount of the Class X-C certificates will be equal to the certificate principal amount of the Class E certificates.  The notional amount of the Class X-D certificates will be equal to the aggregate certificate principal amounts of the Class F and Class G certificates.

(8)
The pass-through rate of the Class X-A certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), over (ii) the weighted average of the pass-through rates of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates and the Class A-S trust component, as described in the Free Writing Prospectus. The pass-through rate of the Class X-B certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), over (ii) the pass-through rate of the Class B trust component, as described in the Free Writing Prospectus. The pass-through rate of the Class X-C certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), over (ii) the pass-through rate of the Class E certificates, as described in the Free Writing Prospectus. The pass through rate of the Class X-D certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), over (ii) the weighted average of the pass-through rates of the Class F and Class G certificates, as described in the Free Writing Prospectus.

(9)
The Class A-S, Class B and Class C certificates may be exchanged for Class PEZ certificates, and Class PEZ certificates may be exchanged for the Class A-S, Class B and Class C certificates. The Class A-S, Class B, Class PEZ and Class C certificates are collectively referred to as the “Exchangeable Certificates”.

(10)
On the closing date, the issuing entity will issue the Class A-S, Class B and Class C trust components, which will have outstanding principal balances on the closing date of $68,210,000, $76,563,000 and $44,545,000, respectively.  The Class A-S, Class B, Class PEZ and Class C certificates will, at all times, represent undivided beneficial ownership interests in a grantor trust that will hold such trust components.  Each class of the Class A-S, Class B and Class C certificates will, at all times, represent a beneficial interest in a percentage of the outstanding principal balance of the Class A-S, Class B and Class C trust components, respectively.  The Class PEZ certificates will, at all times, represent a beneficial interest in the remaining percentages of each of the outstanding principal balances of the Class A-S, Class B and Class C trust components.  Following any exchange of Class A-S, Class B and Class C certificates for Class PEZ certificates or any exchange of Class PEZ certificates for Class A-S, Class B and Class C certificates, the percentage interest of the outstanding principal balances of the Class A-S, Class B and Class C trust components that is represented by the Class A-S, Class B, Class PEZ and Class C certificates will be increased or decreased accordingly.  The initial certificate principal amount of each of the Class A-S, Class B and Class C certificates shown in the table above represents the maximum certificate principal amount of such class without giving effect to any issuance of Class PEZ certificates.  The initial certificate principal amount of the Class PEZ certificates shown in the table above is equal to the aggregate of the maximum initial certificate principal amounts of the Class A-S, Class B and Class C certificates, representing the maximum certificate principal amount of the Class PEZ certificates that could be issued in an exchange.  The actual certificate principal amount of any class of the Class A-S, Class B, Class PEZ and Class C certificates issued on the closing date may be less than the maximum certificate principal amount of that class and may be zero.  The certificate principal amounts of the Class A-S, Class B and Class C certificates to be issued on the closing date will be reduced, in required proportions, by an amount equal to the certificate principal amount of the Class PEZ certificates issued on the closing date.

(11)
The initial subordination levels for the Class C and Class PEZ certificates are equal to the subordination level of the underlying Class C trust component, which will have an initial outstanding balance on the closing date of $44,545,000.

(12)
The Class R certificates will not have a certificate principal amount, notional amount, pass-through rate, rating or rated final distribution date.  The Class R certificates will represent the residual interest in each of two separate REMICs, as further described in the Free Writing Prospectus.  The Class R certificates will not be entitled to distributions of principal or interest.

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The "Structural Overview—Distributions", "Structural Overview—Prepayment Premiums and Yield Maintenance Charges" and "Structural Overview—Realized Losses" sections in the Term Sheet, and the "Summary of Free Writing Prospectus—Distributions" and the "Description of the Offered Certificates—Distributions—Prepayment Premiums" sections in the Free Writing Prospectus are hereby updated as follows.

STRUCTURAL OVERVIEW

Distributions
On each Distribution Date, funds available for distribution from the mortgage loans, net of specified trust expenses, net of yield maintenance charges and prepayment premiums, will be distributed in the following amounts and order of priority (in each case to the extent of remaining available funds):

1.         Class A-1, A-2, A-3, A-4, A-AB, X-A, X-B, X-C and X-D certificates: To interest on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class X-A, Class X-B, Class X-C and Class X-D certificates, pro rata, in each case in accordance with their respective interest entitlements.

2.         Class A-1, A-2, A-3, A-4 and A-AB certificates: (i) to principal on the Class A-AB certificates until their certificate principal amount is reduced to the Class A-AB scheduled principal balance for the related Distribution Date set forth in Annex F to the Free Writing Prospectus, all funds allocable to principal attributable to all mortgage loans, then (ii) to principal on the Class A-1 certificates until their certificate principal amount is reduced to zero, all funds available for distribution of principal remaining after the distributions to Class A-AB in clause (i) above, then (iii) to principal on the Class A-2 certificates until their certificate principal amount is reduced to zero, all funds available for distribution of principal remaining after the distributions to Class A-1 in clause (ii) above, then (iv) to principal on the Class A-3 certificates until their certificate principal amount is reduced to zero, all funds available for distribution of principal remaining after the distributions to Class A-2 in clause (iii) above, then (v) to principal on the Class A-4 certificates until their certificate principal amount is reduced to zero, all funds available for distribution of principal remaining after the distributions to Class A-3 in clause (iv) above, and then (vi) to principal on the Class A-AB certificates until their certificate principal amount is reduced to zero, all funds available for distribution of principal remaining after the distributions to Class A-4 in clause (v) above.  If the certificate principal amounts of each and every class of certificates other than the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates have been reduced to zero as a result of the allocation of mortgage loan losses to those certificates, funds available for distributions of principal will be distributed to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates, pro rata, based on their respective certificate principal amounts (and the schedule for the Class A-AB principal distributions will be disregarded).

3.         Class A-1, A-2, A-3, A-4 and A-AB certificates: To reimburse Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates, pro rata, for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those classes, together with interest at their respective pass-through rates.

4.         Class A-S and Class PEZ certificates:  (i) first, to interest on Class A-S and Class PEZ certificates in the amount of the interest entitlement with respect to the Class A-S trust component, pro rata in proportion to their respective percentage interests in the Class A-S trust component; (ii) next, to the extent of funds allocated to principal remaining after distributions in respect of principal to each class with a higher priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates), to principal on Class A-S and Class PEZ certificates, pro rata in proportion to their respective percentage interests in the Class A-S trust component, until the certificate principal amount of the Class A-S trust component is reduced to zero; and (iii) next, to reimburse Class A-S and Class PEZ certificates for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by the Class A-S trust component, together with interest at the pass-through rate for such trust component, pro rata in proportion to their respective percentage interests in the Class A-S trust component.

5.         Class B and Class PEZ certificates:  (i) first, to interest on Class B and Class PEZ certificates in the amount of the interest entitlement with respect to the Class B trust component, pro rata in proportion to their respective percentage interests in the Class B trust component; (ii) next, to the extent of funds allocated to principal remaining after distributions in respect of principal to each class with a higher priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates and the Class A-S trust component), to principal on Class B and Class PEZ certificates, pro rata in proportion to their respective percentage interests in the Class B trust component, until the certificate principal amount of the Class B trust component is reduced to zero; and (iii) next, to reimburse Class B and Class PEZ certificates for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by the Class B trust component, together with interest at the pass-through rate for such trust component, pro rata in proportion to their respective percentage interests in the Class B trust component.

6.         Class C and Class PEZ certificates:  (i) first, to interest on Class C and Class PEZ certificates in the amount of the interest entitlement with respect to the Class C trust component, pro rata in proportion to their respective percentage interests in the Class C trust component; (ii) next, to the extent of funds allocated to principal remaining after distributions in respect of principal to each class with a higher priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates and the Class A-S and Class B trust components), to principal on Class C and Class PEZ certificates, pro rata in proportion to their respective percentage interests in the Class C trust component, until the certificate principal amount of the Class C trust component is reduced to zero; and (iii) next, to reimburse Class C and Class PEZ certificates for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by the Class C trust component, together with interest at the pass-through rate for such trust component, pro rata in proportion to their respective percentage interests in the Class C trust component.

STRUCTURAL OVERVIEW (continued)

Distributions (continued)
7.         Class D certificates:  (i) first, to interest on Class D certificates in the amount of their interest entitlement; (ii) next, to the extent of funds allocated to principal remaining after distributions in respect of principal to each class with a higher priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates and the Class A-S, Class B and Class C trust components), to principal on Class D certificates until their certificate principal amount is reduced to zero; and (iii) next, to reimburse Class D certificates for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by that class, together with interest at its pass-through rate.

8.         After Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB, Class A-S, Class B, Class PEZ, Class C and Class D certificates are paid all amounts to which they are entitled, the remaining funds available for distribution will be used to pay interest and principal and to reimburse any previously unreimbursed losses to the Class E, Class F and Class G certificates sequentially in that order in a manner analogous to the Class D certificates, until the certificate principal amount of each such class is reduced to zero.

Prepayment Premiums and Yield Maintenance Charges
On each Distribution Date, any yield maintenance charge collected on the mortgage loans during the one-month period ending on the related Determination Date is required to be distributed as follows: (1) pro rata, between the (x) the group (the “YM Group A”) of Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class X-A certificates and the Class A-S trust component (and correspondingly to the Class A-S and Class PEZ certificates, pro rata based on their respective percentage interests in the Class A-S trust component), and (y) the group (the “YM Group B” and collectively with the YM Group A, the “YM Groups”) of the Class X-B certificates, the Class B trust component (and correspondingly to the Class B and Class PEZ certificates, pro rata based on their respective percentage interests in the Class B trust component), and the Class C trust component (and correspondingly to the Class C and Class PEZ certificates, pro rata based on their respective percentage interests in the Class C trust component) and the Class D certificates based upon the aggregate of principal distributed to such class of certificates or trust components in each YM group on such Distribution Date, and (2) as among the classes of certificates or trust components in each YM Group in the following manner: (A) the holders of each class of certificates or trust components in such YM Group will be entitled to receive on each Distribution Date the portion of such yield maintenance charge in an amount equal to the product of (x) a fraction whose numerator is the amount of principal distributed to such class of certificates or trust component on such Distribution Date and whose denominator is the total amount of principal distributed to all of the certificates (exclusive of the Class X-A, Class X-B, Class X-C, Class X-D, Class E, Class F, Class G, Class R and Exchangeable Certificates) and trust components in that YM Group on such Distribution Date, (y) the Base Interest Fraction for the related principal prepayment and such class of certificates or trust component, and (z) the aggregate amount of such yield maintenance charge allocated to such YM Group and (B) and portion of such yield maintenance charge allocated to such YM Group and remaining after such distributions to the applicable class of certificates or trust component, will be distributed to the holders of the Class X certificates in the related YM Group.  If there is more than one class of certificates (exclusive of the Exchangeable Certificates) or trust component (and thus the applicable class of Exchangeable Certificates) entitled to distributions of principal on any particular Distribution Date on which yield maintenance charges are distributable to such classes of certificates or trust components, the aggregate amount of such yield maintenance charges will be allocated among all such classes of certificates (exclusive of the Exchangeable Certificates) and/or trust components (and, therefore, the applicable classes of Exchangeable Certificates) up to, and on a pro rata basis in accordance with, their respective entitlements in those yield maintenance charges in accordance with the first sentence of this paragraph.

The “Base Interest Fraction” with respect to any principal prepayment on any mortgage loan and with respect to any class of Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class D certificates or any trust component is a fraction (a) whose numerator is the amount, if any, by which (i) the pass-through rate on such class of certificates or trust component exceeds (ii) the discount rate used in accordance with the related loan documents in calculating the yield maintenance charge with respect to such principal prepayment and (b) whose denominator is the amount, if any, by which the (i) mortgage loan rate on such mortgage loan exceeds (ii) the discount rate used in accordance with the related loan documents in calculating the yield maintenance charge with respect to such principal prepayment; provided, however, that under no circumstances shall the Base Interest Fraction be greater than one.  If such discount rate is greater than or equal to the lesser of (x) the mortgage loan rate on the prepaid mortgage loan and (y) the pass-through rate described in the preceding sentence, then the Base Interest Fraction shall equal zero; provided, however, if such discount rate is greater than or equal to the mortgage loan rate, but less than the pass-through rate, the fraction will be one.

If a prepayment premium is imposed in connection with a prepayment rather than a yield maintenance charge, then the prepayment premium so collected will be allocated as described above.  For this purpose, the discount rate used to calculate the Base Interest Fraction will be the discount rate used to determine the yield maintenance charge for mortgage loans that require payment at the greater of a yield maintenance charge or a minimum amount equal to a fixed percentage of the principal balance of the mortgage loan or, for mortgage loans that only have a prepayment premium based on a fixed percentage of the principal balance of the mortgage loan, such other discount rate as may be specified in the related mortgage loan documents.

No prepayment premiums or yield maintenance charges will be distributed to holders of the Class X-C, Class X-D, Class E, Class F, Class G or Class R certificates.  Instead, after the certificate principal amounts of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-AB and Class D certificates and the trust components have been reduced to zero, all prepayment premiums and yield maintenance charges with respect to the mortgage loans will be distributed to holders of the Class X-B certificates.  For a description of prepayment premiums and yield maintenance charges required on the mortgage loans, see Annex A to the Free Writing Prospectus.  See also “Certain Legal Aspects of the Mortgage Loans—Enforceability of Certain Provisions” in the Base Prospectus. Prepayment premiums and yield maintenance charges will be distributed on any Distribution Date only to the extent they are received in respect of the mortgage loans as of the related Determination Date.

STRUCTURAL OVERVIEW (continued)

Realized Losses
The certificate principal amounts of the Class A-1, A-2, A-3, A-4, A-AB, D, E, F and G certificates and the Class A-S, Class B and Class C trust components (and thus, the Exchangeable Certificates) will each be reduced without distribution on any Distribution Date as a write-off to the extent of any loss realized on the mortgage loans allocated to the such class on such Distribution Date. Any such write-offs will be applied to such classes of certificates and trust components in the following order, in each case until the related certificate principal amount is reduced to zero:  first, to the Class G certificates; second, to the Class F certificates; third, to the Class E certificates; fourth, to the Class D certificates; fifth, to the Class C trust component (and correspondingly to the Class C and Class PEZ certificates, pro rata based on their respective percentage interests in the Class C trust component); sixth, to the Class B trust component (and correspondingly to the Class B and Class PEZ certificates, pro rata based on their respective percentage interests in the Class B trust component); seventh, to the Class A-S trust component (and correspondingly to the Class A-S and Class PEZ certificates, pro rata based on their respective percentage interests in the Class A-S trust component); and, finally pro rata, to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates, based on their then current respective certificate principal amounts.  The notional amount of the Class X-A certificates will be reduced to reflect reductions in the certificate principal amounts of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-AB certificates and the Class A-S trust component resulting from allocations of losses realized on the mortgage loans. The notional amount of the Class X-B certificates will be reduced to reflect reductions in the certificate principal amount of the Class B trust component resulting from allocations of losses realized on the mortgage loans.  The notional amount of the Class X-C certificates will be reduced to reflect reductions in the certificate principal amount of the Class E certificates resulting from allocations of losses realized on the mortgage loans.  The notional amount of the Class X-D certificates will be reduced to reflect reductions in the certificate principal amounts of the Class F and Class G certificates resulting from allocations of losses realized on the mortgage loans.

Special Prepayment, Yield and Loss Considerations Relating to the Class X-B Certificates

The Class X-B certificates will not be entitled to distributions of principal but instead will accrue interest on their Notional Amount.  Because the Notional Amount of the Class X-B certificates is based upon the outstanding Certificate Principal Amount of the Class B trust component, the yield to maturity on the Class X-B certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the Mortgage Loans to the extent allocated to the Class B trust component.

A rapid rate of principal prepayments, liquidations and/or principal losses on the Mortgage Loans could result in the failure to recoup the initial investment in the Class X-B certificates. Investors in the Class X-B certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.  The yield to maturity of the Class X-B certificates may be adversely affected by the prepayment of Mortgage Loans with higher Net Mortgage Loan Rates.

A reduction in the Certificate Principal Amount of the Class B trust component as a result of the application of realized losses will result in a corresponding reduction in the Notional Amount of the Class X-B Certificates.  No representation is made as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the Mortgage Loans or as to the anticipated yield to maturity of any such Offered Certificate.

In general, if you buy a Class X-B certificate at a premium, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected.  If principal distributions are very high, holders of Class X-B certificates purchased at a premium might not fully recover their initial investment.